Filed Pursuant to Rule 433

Registration No. 333-264764-01

Final Term Sheet

May 11, 2023

EIDP, Inc.

$600,000,000 4.500% Senior Notes due 2026

$600,000,000 4.800% Senior Notes due 2033

This final term sheet, dated May 11, 2023 (this “Final Term Sheet”), should be read together with the preliminary prospectus supplement, dated May 11, 2023 (the “Preliminary Prospectus Supplement”), of EIDP, Inc. (formerly known as E. I. du Pont de Nemours and Company) (the “Company”). The information in this Final Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent therewith. Capitalized terms used but not defined in this Final Term Sheet shall have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	EIDP, Inc. (formerly known as E. I. du Pont de Nemours and Company)

Title of Securities:	4.500% Senior Notes due 2026 (the “2026 Notes”) 4.800% Senior Notes due 2033 (the “2033 Notes” and, together with the 2026 Notes, the “Notes”)

Ratings (Moody’s / S&P / Fitch)*:	A3 / A- / A (stable / stable / stable)

Distribution:	SEC-registered

Trade Date:	May 11, 2023

Settlement Date (T+2):	May 15, 2023

Maturity Date:	2026 Notes: May 15, 2026 2033 Notes: May 15, 2033

Aggregate Principal Amount Offered:	2026 Notes: $600,000,000 2033 Notes: $600,000,000

Price to Public (Issue Price):	2026 Notes: 99.872% 2033 Notes: 99.639%

Net Proceeds to Issuer (before transaction expenses and after underwriting fees):	2026 Notes: $596,832,000 2033 Notes: $593,934,000

Yield to Maturity:	2026 Notes: 4.546% 2033 Notes: 4.846%

Interest Rate:	2026 Notes: 4.500% per annum 2033 Notes: 4.800% per annum

Interest Payment Dates:	2026 Notes: Semi-annually on each May 15 and November 15, commencing November 15, 2023 2033 Notes: Semi-annually on each May 15 and November 15, commencing November 15, 2023

Benchmark Treasury:	2026 Notes: 3.750% due April 15, 2026 2033 Notes: 3.500% due February 15, 2033

Spread to Benchmark Treasury:	2026 Notes: +95 basis points 2033 Notes: +145 basis points

Benchmark Treasury Price:	2026 Notes: 100-13+ 2033 Notes: 100-27 1⁄4

Benchmark Treasury Yield:	2026 Notes: 3.596% 2033 Notes: 3.396%

Applicable Par Call Date:	2026 Notes: April 15, 2026 2033 Notes: February 15, 2033

Optional Redemption:

For the 2026 Notes: Prior to April 15, 2026 (1 month prior to the maturity date), callable at the greater of (a) the make-whole price of T+15 basis points and (b) 100% of the principal amount, plus accrued and unpaid interest to the redemption date. Callable at par on or after April 15, 2026

For the 2033 Notes: Prior to February 15, 2033 (3 months prior to the maturity date), callable at the greater of (a) the make-whole price of T+25 basis points and (b) 100% of the principal amount, plus accrued and unpaid interest to the redemption date. Callable at par on or after February 15, 2033

Joint Bookrunners:	Goldman Sachs & Co. LLC BofA Securities, Inc. SMBC Nikko Securities America, Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Wells Fargo Securities, LLC

Senior Co-Managers:	BBVA Securities Inc.
Deutsche Bank Securities Inc.
Rabo Securities USA, Inc.
Santander US Capital Markets LLC
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
Standard Chartered Bank
TD Securities (USA) LLC

Co-Managers:	Academy Securities, Inc. Credit Agricole Securities (USA) Inc. U.S. Bancorp Investments, Inc. Citizens Capital Markets, Inc. Siebert Williams Shank & Co., LLC

CUSIP / ISIN:	2026 Notes: 263534 CQ0 / US263534CQ07 2033 Notes: 263534 CR8 / US263534CR89

*

A securities rating is not a recommendation to buy, sell, or hold securities and should be evaluated independently of any other rating. Each rating is subject to revision or withdrawal at any time by the assigning rating organization.

The Company has filed a registration statement (including a prospectus) and the Preliminary Prospectus Supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement and other documents the Company and Corteva, Inc. have filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus Supplement and the accompanying prospectus if you request it by contacting (i) Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, (ii) BofA Securities, Inc. toll-free at 1-800-294-1322, or (iii) SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.